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                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
                             WILLIAM A. PARKER, JR.
                                   J.C. SHAW
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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Contacts:
Media                                     Investors
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500

               NEW LETTERS SENT TO POST PROPERTIES SHAREHOLDERS


     Independent Director Nominees' Chairman Designate and Chief Executive
                      Officer Designate Ask Shareholders:
               "Who Do You Trust to Enhance Shareholder Value?"

 Directors Emeritus Express Support for Independent Director Nominees' Effort

ATLANTA, May 9, 2003 - Shareholders of Post Properties (NYSE:PPS) today were mailed the following letter from George R. Puskar, the independent director nominees' Chairman designate and former Chairman and Chief Executive Officer of Equitable Real Estate Investment Management, Inc., and Edward Lowenthal, the independent director nominees' Chief Executive Officer designate and former President of Wellsford Real Estate Properties, Inc. Shareholders were also mailed a letter from William A. Parker and J.C. (Bud) Shaw, Post Properties' two directors emeritus.

The text of the two letters follows:


                  THE QUESTION FOR POST SHAREHOLDERS IS SIMPLE:
                 WHO DO YOU TRUST TO ENHANCE SHAREHOLDER VALUE?

Dear Fellow Post Properties Shareholder,

We are the designated Chairman and Chief Executive Officer of Post Properties, if the slate of independent director nominees is elected at the May 22 Annual Meeting. Between us, we have 52 years of multifamily real estate experience, 11 years of public company CEO/President experience, and 9 other past or present public company directorships.

WE BOTH TAKE OUR RESPONSIBILITY TO POST SHAREHOLDERS VERY SERIOUSLY. That's why we're in this contest, which, once you cut through all the rhetoric, is about enhancing the value of your shares in Post and putting in place the team which is best equipped to do that.

If elected, our nominees would immediately:

o FORM A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS TO EVALUATE ALL STRATEGIC ALTERNATIVES, INCLUDING A SALE OF THE COMPANY OR A MERGER, AND

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    PURSUE THOSE THAT WILL MAXIMIZE SHAREHOLDER VALUE. The special committee will not include John Williams

o Put in place measures to improve operating performance under the direction of our new Chief Executive Officer, who will also be appointed to the Board

o Communicate with shareholders in an open and straightforward manner in keeping WITH OUR COMMITMENT TO THE HIGHEST STANDARDS OF CORPORATE GOVERNANCE

o Appoint to the Board Craig G. Vought, a well-regarded real estate professional who initiated AND NEGOTIATED THE $7.2 BILLION MERGER OF SPIEKER PROPERTIES INTO EQUITY OFFICE PROPERTIES.

UNFORTUNATELY, THE RECORD OF THE INCUMBENT DIRECTORS DOES NOT SHOW ANY WILLINGNESS TO TAKE THE ACTIONS WE BELIEVE ARE NECESSARY TO ENHANCE SHAREHOLDER VALUE:

o They say they are committed to protecting and enhancing the value of all our shares, yet they failed to explore a bona fide, cash acquisition proposal not subject to any financing condition they received on March 14, 2003, which followed an earlier expression of interest on February 19, 2003.

   FRANKLY, WE FIND IT SURPRISING THAT DIRECTORS OF A PUBLIC COMPANY WOULD NOT AT LEAST PURSUE DISCUSSIONS WITH A POTENTIAL BUYER WHO OFFERED SUCH AN OPENING PROPOSAL, ESPECIALLY WHEN THE OFFER WAS BACKED BY ONE OF THE WORLD'S LARGEST PENSION FUNDS.

o They claim to be reviewing all strategic alternatives on an ongoing basis -- BUT REFUSE TO FORM A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS TO EXPLORE ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE;

o They hastily embraced some of OUR shareholder friendly corporate governance provisions - AFTER PROPOSING JUST THE OPPOSITE - THE ADOPTION OF SEVERAL ANTI-TAKEOVER INITIATIVES - JUST THREE MONTHS AGO;

o They accused John Williams of a conflict of interest for his unit holdings - WHILE TWO OTHER CURRENT DIRECTORS HOLD A COMPARABLE OR EVEN GREATER PERCENTAGE OF THEIR POST INVESTMENT IN THE FORM OF UNITS.

ON MARCH 14, 2003, THE COMPANY'S SHARE PRICE CLOSED AT $22.95. SINCE THAT TIME, THE STOCK HAS TRADED UP, BY AS MUCH AS 19%. OUR OPINION IS THAT THE INCREASE IS NOT A RESULT OF ANYTHING THE CURRENT BOARD AND MANAGEMENT HAS DONE. HOW MUCH LOWER DO YOU THINK THE STOCK WOULD BE IF WE HADN'T INITIATED THIS PROCESS?

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The incumbent directors cannot claim that they were not alerted that John
Williams considered their actions and inactions to be contrary to the interests of all shareholders, as excerpts from John Williams' correspondence with the Board* demonstrate:

o Commenting on the GID acquisition proposal: "IT IS OUR DUTY AND OBLIGATION AS DIRECTORS OF THE COMPANY TO ALWAYS SEEK TO MAXIMIZE THE FULL VALUE OF OUR COMPANY FOR OUR SHAREHOLDERS AND UNITHOLDERS, to the exclusion of any other interest."
                              John Williams letter to Board, February 20, 2003

o "CLEARLY, THE BEST WAY TO EXPLORE ENHANCING SHAREHOLDER AND UNITHOLDER VALUE IS BY FORMING A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS to consider alternatives and to recommend to the board a course of action which will enhance shareholder value."
JOHN WILLIAMS LETTER TO BOARD, FEBRUARY 20, 2003

o On the Board's consideration of anti-takeover provisions: "AMENDING OUR BYLAWS IN THE MANNER PREVIOUSLY PROPOSED IS THE VERY TYPE OF ACTION THAT IS INAPPROPRIATE AT THIS TIME."
                              John Williams letter to Board, February 20, 2003

 Neither do we believe that shareholders can ignore Mr. Williams' recent pledge that:
o "IF OUR SLATE IS ELECTED, THE COMPANY RECEIVES AN ALL-CASH ACQUISITION PROPOSAL, AND THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS RECOMMENDS ACCEPTANCE OF THE PROPOSAL AS BEING IN THE BEST INTERESTS OF POST'S SHAREHOLDERS, I WILL VOTE ALL OF MY SHARES AND PARTNERSHIP UNITS IN FAVOR OF THE PROPOSAL - REGARDLESS OF ANY TAX CONSEQUENCES TO ME."
                                    John Williams letter to Board, May 6, 2003

WILL THE OTHER DIRECTORS WITH SIGNIFICANT UNIT HOLDINGS MAKE THE SAME COMMITMENT TO POST SHAREHOLDERS?

THE RECORD OF THE CURRENT BOARD HAS BEEN VERY DISAPPOINTING. WE STRONGLY DOUBT THEY WILL CHANGE THEIR WAYS, JUST LIKE A LEOPARD CANNOT CHANGE ITS SPOTS. WE
ASK:

               WHO CAN YOU TRUST TO ENHANCE SHAREHOLDER VALUE?

Let's take the next step, elect the independent slate, and get started with the real work of realizing value for ALL shareholders.

                 THERE ARE ONLY 14 DAYS UNTIL THE ANNUAL MEETING

--------
* The text of these letters can be found on our website, WWW.POSTSHAREHOLDERS.COM.

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                          THE FUTURE OF POST PROPERTIES
                               IS IN YOUR HANDS...
                         VOTE THE GOLD PROXY CARD TODAY!

IF YOU HAVE ALREADY MAILED YOUR WHITE PROXY AND WISH TO CHANGE YOUR VOTE, YOU HAVE EVERY LEGAL RIGHT TO DO SO. Please sign, date and mail the GOLD proxy card. ONLY THE LATEST DATED VOTE WILL BE COUNTED AT THE MEETING. We urge you to act promptly.

      Very truly yours,


      George R. Puskar                          Edward Lowenthal
      Chairman Designate                        CEO Designate
      Former Chairman and CEO of                Former President of
      Equitable Real Estate                     Wellsford Real Estate
      Investment Management, Inc.               Properties, Inc."








"Dear Post Properties Shareholders:

Just over thirty years ago, we met John Williams, who told us about his plans to build a company called Post Properties. John had done his homework and his dedication to excellence was clear. The Post Properties name was soon synonymous with quality and its reputation for high standards became well known in the industry.

We chose to become two of the original investors of Post Properties because we believed in John Williams' vision. We still do today.

Since its founding, we have watched Post grow and have seen it succeed. Along with other shareholders, we have participated in its success and benefited from John's leadership.

We recognize the real estate market is going through tough times, but we've seen the shape Post is in relative to its competitors. We are disappointed with Post's poor performance. Now more than ever, Post needs strong and experienced leadership. Sadly, we don't believe the current Board and management are up to the task.

In the mid-1970's, the early 1980's and again in the early 1990's, the Company was subjected to difficult economic times. In each case, John Williams' leadership brought the Company through those times successfully.

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Since we met him, we have gotten to know John on a very personal basis as well as a professional one. We can honestly say that he is a person of the highest moral character, totally trustworthy and dependable, and has always delivered on what he has committed.

As original Directors and now as the only two Directors Emeritus of the Company, we are committed to preserving its reputation as one of the top apartment companies in the nation. We owe that to our associates and our customers, and most of all to YOU, the Company's owners.

We believe, through their respective national reputations, the nominees for the Board of Directors proposed by John, and Ed Lowenthal, the well-qualified CEO candidate they have nominated, are tremendous businessmen with considerable real estate experience. They are committed to quality and determined to help build value for all Post shareholders.

We strongly support John and his efforts to bring about changes at Post to improve its performance and protect its future and have granted him our proxies to vote in favor of his slate of independent nominees at the Annual Meeting of Shareholders on May 22nd 2003.

Remember, the future of Post Properties is in your hands and your vote is important. We urge you to vote your GOLD proxy card in support of these outstanding people.

 Sincerely yours,

William A. Parker and J.C (Bud) Shaw



Messrs. Parker and Shaw were original directors and are longtime shareholders of Post Properties. They are the only two Directors Emeritus of the Company.

Mr. Parker was President of Beck & Gregg Industries and its predecessor company from 1963-77 and is chairman of Comanche Investment Co. He has been a Director of a number of public companies, including Genuine Parts Co. (1969-98), The Southern Company (1973-98), Georgia Power Company (1965-77), ING America Life Insurance Co./Life Insurance Company of Georgia (1965-96), Haverty Furniture Companies (1987-98) and First Union Real Estate Investment Trust (1969-94).

Mr. Shaw was co-Founder and Chairman of Shaw Industries, the largest carpet manufacturer in the world, until 1995; the company went public in 1971. In January 2001, Shaw Industries was sold to Berkshire Hathaway Inc. Mr. Shaw was a Trustee of Georgia Institute of Technology and now serves as Trustee

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Emeritus. He was past Chairman of the University's National Advisory Board and
recipient of the Total Person Award.

Both gentlemen have served as a trustee/director of numerous foundations and civic organizations."

You may obtain a free copy of Mr. Williams' proxy statement and other relevant documents by calling MacKenzie Partners, Inc. toll-free at (800) 322-2885 or
(212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM. Mr. Williams' proxy statement, which has been mailed to Post Properties Shareholders and other filings and information related to his solicitation can be found at WWW.POSTSHAREHOLDERS.COM

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